Exhibit 99.1

VELOCITY EXPRESS REPORTS GROSS MARGIN IMPROVEMENT

AND REDUCED OPERATING COSTS IN FISCAL 2006

Company Positioned To Drive Increased Profitability with CD&L Acquisition

CD&L Integration On Track to Realize $38 Million in Cost Savings

WESTPORT, CT, September 29, 2006 – Velocity Express, Inc. (NASDAQ: VEXP), the nation’s largest provider of time definite regional delivery solutions, announced a reduction in its net loss applicable to common shareholders of $18.6 million and $82.0 million for the quarter and year ended July 1, 2006, respectively, compared to the same periods in the prior year. The results reflect the Company’s significant turnaround and position Velocity favorably to achieve increased profitability with its recently completed acquisition of CD&L, Inc.

The acquisition of CD&L on August 18, 2006, after the close of fiscal 2006, made Velocity the largest time-critical logistics company in North America, with annual pro forma revenues of more than $440 million and 5,500 independent contractor drivers, operating from 150 locations in leading markets across the United States and Canada.

Vincent A. Wasik, Velocity’s Chairman and Chief Executive Officer stated, “During fiscal year 2006, we dramatically improved our customer service and financial model by completing our conversion to independent contractor drivers, realizing the benefits of our investment in route optimization technology and centralizing functions such as customer service and billing. These initiatives have enabled us to achieve industry leading customer service metrics, dramatically improved gross margins, and a strengthened platform from which to confidently move forward with the integration of CD&L.”

Year End Results

For fiscal year 2006, the Company announced a net loss applicable to common shareholders of $24.9 million ($1.57 per share), including non-cash expenses totaling $17.5 million for preferred stock beneficial conversion features, dividends (paid in kind), stock-based change in the fair value of a settlement liability, stock-based compensation, asset impairments, depreciation, amortization, and the loss from consolidation of a non-controlling interest in a variable interest entity. The loss in fiscal year 2005 was $106.9 million ($21.01 per share), including $62.3 million of similar non-cash expenses.

Adjusted EBITDA for fiscal year 2006 was a loss of $4.1 million, an improvement of $37.3 million compared to fiscal year 2005. Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC. For a description of the reasons the Company uses this measure and a reconciliation of Adjusted EBITDA to its nearest GAAP equivalent, please see Exhibit A at the end of this press release.

Revenue for fiscal year 2006 was $202.4 million compared with $256.7 million for fiscal year 2005. The decrease in revenue was primarily the result of the Company’s closing more than 40 unprofitable locations in the March through June 2005 time period.

Gross profit for fiscal year 2006 improved to $56.8 million from $48.3 million in fiscal year 2005. As a result, gross profit as a percent of revenue for the year improved to 28.1% from 18.8%, a 49% increase. The key element in the gross margin improvement has been the Company’s ability to reduce its cost of delivery by utilizing more efficient route structures generated by its proprietary route optimization software and converting employee drivers to independent contractors. These combined actions increased productivity, reduced vehicle costs, and substantially lowered insurance liability and premiums.

Operating expenses decreased 26% ($24.7 million) from fiscal year 2005 due to lower legal and settlement expenses, ($6.5 million), salaries ($5.1 million), occupancy ($2.7 million), telecommunications ($1.4 million), and travel ($1.1 million). In addition, significantly improved billing and collection activity permitted a reduction in expense for bad debt of $7.9 million.

As a result of the above, the cash loss from operations (equivalent to Adjusted EBITDA) was $4.1 million and the total loss from operations was $12.5 million for fiscal year 2006, including non-cash expenses as enumerated above. Loss from operations in fiscal year 2005 was $45.7 million, including $4.3 million of similar non-cash expenses.

Fourth Quarter Results

For the quarter ended July 1, 2006, the net loss applicable to common shareholders of $7.4 million ($0.44 per share) compared favorably to a $26.0 million loss ($1.88 per share) in the corresponding period in fiscal year 2005. Included in the net loss applicable to common shareholders for the most recent quarter are non-cash expenses totaling $5.7 million for preferred stock beneficial conversion features, dividends (paid in kind), stock-based change in the fair value of a settlement liability, stock-based compensation, asset impairments, depreciation, amortization, and the loss from consolidation of a non-controlling interest in a variable interest entity. The prior year period included $6.4 million of similar non-cash expenses.

Adjusted EBITDA for the quarter was a loss of $1.7 million, an improvement of $17.1 million compared to the same quarter in 2005.

Revenue for the fourth quarter was $50.1 million compared with $57.1 million for the quarter ending July 2, 2005. The decrease in revenue, as noted previously, was primarily the result of the Company’s closing more than 40 unprofitable locations in the March through June 2005 time period.

Gross profit for the fourth quarter improved to $13.8 million from $11.9 million for the quarter ending July 2, 2005. As a result, gross margin improved to 27.6% from 20.9%, a 32% increase, driven by the same factors that contributed to the full year gross margin improvement.

Operating expenses decreased 43% ($13.8 million) from the comparable prior year period due to lower legal and settlement expenses ($5.6 million), occupancy ($1.4 million) and salaries ($0.7 million). The improvements in billing and collection activities permitted a reduction in bad debt expense of $6.1 million in the quarter.

As a result of the above, the cash loss from operations (equivalent to Adjusted EBITDA) was $1.7 million and the total loss from operations was $4.6 million for the fourth quarter, including non-cash expenses as enumerated above. Operating results for the quarter and the fiscal year were also affected by a number of activities and expenses related to the merger with CD&L. Loss from operations for the quarter ending July 2, 2005 was $20.3 million, including $1.4 million of similar non-cash expenses.

Balance Sheet and Cash Flow

As part of Velocity’s turnaround in fiscal year 2006, the Company improved its operations and financial controls and collections to enhance cash flow. As a result of these efforts, net accounts receivable at July 1, 2006 decreased by 25% to $14.8 million from $19.7 million at July 2, 2005. Accounts receivables improved to 26.6 days of sales outstanding on a net basis at July 2, 2005 from 31.1 days on July 1, 2006.

In addition, on July 3, 2006, in connection with its acquisition of CD&L, Inc., the Company sold $78.2 million of its 12% Senior Secured Notes due 2010 and $40 million of its Series Q Convertible Preferred Stock and, on August 17, sold an additional $5 million of its Series Q stock. As a result, the Company has no short-term debt.

Velocity’s Chief Financial Officer, Edward W. (Ted) Stone, stated, “The success we experienced driving margin enhancement at Velocity in fiscal year 2006 coupled with the CD&L merger and its associated financing in the first quarter of fiscal year 2007, have materially strengthened our current balance sheet as well as our short- and long-term earnings potential. I am pleased to say that we are currently on track to realize $38 million in cost savings and margin improvements through the integration of the two companies.”

Mr. Wasik commented, “It is increasingly evident that the CD&L merger, which creates the industry leader in time-critical delivery solutions, will provide important benefits to both existing and new customers in terms of broader national reach and expanded access to Velocity’s proprietary track and trace, and electronic signature capture technology. Furthermore, the outstanding managerial talent that has joined Velocity with the CD&L merger gives us even greater confidence that Velocity Express will be able to achieve its objectives for the merger.”

Velocity intends to file its Annual Report on Form 10-K for the period ended July 1, 2006 by October 13, 2006. This is later than the normal filing deadline because the diversion of resources associated with the acquisition and integration of CD&L, Inc. has led to a delay in completing the documentation and drafting of the 10-K. The Company is filing a report on Form 12b-25 for a 15-day extension of the normal filing dates for its 10-K.

About Velocity Express

Velocity Express has one of the largest time definite nationwide delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we note that statements in this press release that are forward-looking involve risks and uncertainties that may impact our business, financial condition, results of operations and prospects. Forward-looking statements are statements that are not about historical facts or information. They include statements concerning our general expectations, plans and strategies, financing decisions, expectations for funding capital expenditures, anticipated financial results, future operations, an assessment of our industry and competition, and an evaluation of pending litigation, among others. The words “believe,” “plan,” “continue,” “hope,” “estimate,” “project,” “intend,” “expect,” “targets” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results presently anticipated or projected. These risks include, but are not limited to, the following risks: we may never achieve or sustain profitability; we may not be successful in integrating CD&L and may fail to achieve the expected cost savings from the CD&L acquisition, including due to the challenges of combining the two companies, reducing overlapping functions, retaining key employees and other related risks; we may be unable to fund our future capital needs; our large customers could reduce or discontinue using our services; we may be unable to successfully compete in our markets; we could be exposed to litigation stemming from the accidents or other activities of our drivers; we could be required to pay withholding taxes and extend employee benefits to our independent contractors; our ability to operate and financial flexibility are limited by the agreements governing our debt; we may be required to redeem our debt at a time when we do not have the proceeds to do so; and the other risks identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended July 1, 2006, as well as in the other documents that we file from time to time with the Securities and Exchange Commission. Many of these risks are beyond our ability to control or predict. All forward-looking statements are qualified in their entirety by the cautionary statements contained throughout this release. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. Changes may occur after that date, and we will not update that information whether as a result of new information, future events or otherwise.

Contact:

Velocity Express, Inc.

Edward W. (Ted) Stone, 203-349-4199

tstone@velocityexp.com

or

Steven S. Anreder, 212-532-3232

steven.anreder@anreder.com

Unaudited Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
($ in 000’s) (except per share amounts)	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Revenue	$50,092	$57,101	$202,430	$256,662

Cost of services	36,262	45,158	145,633	208,342

Gross profit	13,830	11,943	56,797	48,320

Operating expenses:
Occupancy	2,888	4,321	12,269	15,014
Selling, general and administrative	15,442	26,329	56,620	77,381
Restructuring charges & asset impairments	74	1,603	378	1,603

Total operating expenses	18,404	32,253	69,267	93,998

Loss from operations	(4,574)	(20,310)	(12,470)	(45,678)

Other income (expense):
Interest expense	(1,608)	(1,119)	(5,118)	(4,750)
Other	(176)	176	295	584

Net loss	$(6,358)	$(21,253)	$(17,293)	$(49,844)

Net loss applicable to common shareholders	$(7,384)	$(26,022)	$(24,901)	$(106,869)

Basic and diluted net loss per share	$(0.44)	$(1.88)	$(1.57)	$(21.01)

Weighted average shares outstanding

Basic and diluted	16,965	13,065	15,907	5,087

Unaudited Condensed Consolidated Balance Sheet

($ in 000’s)	July 1, 2006	July 2, 2005
ASSETS
Current assets:
Cash	$1,715	$5,806
Accounts receivable, net of allowance of $3,273 and $9,879 at July 1, 2006 and July 2, 2005, respectively	14,789	19,736
Accounts receivable - other	1,031	809
Prepaid workers’ compensation and auto liability insurance	1,932	3,462
Other prepaid expenses	1,167	1,983
Assets held for sale – vehicles	973	—
Other current assets	—	290

Total current assets	21,607	32,086

Property and equipment, net	6,581	9,486

Goodwill	42,830	42,830
Deferred financing costs, net	1,763	1,821
Other assets	2,872	1,133

Total assets	$75,653	$87,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$16,900	$18,962
Accrued insurance and claims	1,803	3,206
Accrued wages and benefits	2,756	2,623
Accrued legal and claims	4,688	7,252
Related party liabilities	1,430	2,446
Other accrued liabilities	1,247	2,721
Current portion of long-term debt	1,363	31,326

Total current liabilities	30,187	68,536

Long-term debt	26,185	2,829
Accrued insurance and claims	2,540	4,775

Restructuring liabilities	111	354
Other long-term liabilities	1,563	433

Shareholders’ equity	15,067	10,429

Total liabilities and shareholders’ equity	$75,653	$87,356

Unaudited Statement of Cash Flows for the 12 Months Ended

($ in 000’s)	July 1, 2006	July 2, 2005
OPERATING ACTIVITIES
Net loss	$(17,293)	$(49,844)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	4,250	3,517
Amortization	1,743	1,588
Stock option and warrant expense	2,115	155
Goodwill Impairment	999	—
Change in fair value of settlement liability	525	—
Provision for doubtful accounts	177	8,028
Non-cash interest expense	160	359
Asset impairments	74	41
Equity instruments issued in lieu of payment for services received	20	1,147
Gain on the sale of assets	(146)	(185)
Other	—	160
Change in operating assets and liabilities:
Accounts receivable	4,771	(1,259)
Other current assets	1,619	(636)
Other assets	(1,624)	(718)
Accounts payable	(2,068)	(7,375)
Accrued liabilities	(5,297)	(253)

Cash used in operating activities	(9,975)	(45,275)

INVESTING ACTIVITIES
Proceeds from sale of assets	243	452
Purchases of property and equipment	(1,299)	(2,389)
Other	80	—

Cash used in investing activities	(976)	(1,937)

FINANCING ACTIVITIES
Repayments of revolving credit agreement, net	(7,333)	(112)
Proceeds from notes payable and long-term debt	—	—
Payments of notes payable and long-term debt	(785)	(388)
Proceeds from issuance of preferred stock, net	14,978	52,230
Proceeds from issuance of common stock, net	—	11
Proceeds from issuance of restricted stock	—	57
Stock subscription receivable, net activity	—	—

Cash provided by financing activities	6,860	51,798

Net change in cash	(4,088)	4,586

Cash, beginning of year	5,806	1,220

Cash, end of year	$1,715	$5,806

EXHIBIT A

USE OF NON-GAAP FINANCIAL MEASURES

This press release includes disclosures regarding “Adjusted EBITDA”, which is a non-GAAP financial measure. Adjusted EBITDA, is comprised of historical EBITDA, as adjusted for certain non-cash expenses. EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis. We believe net income (loss) is the most directly comparable financial measure to EBITDA under GAAP.

We present Adjusted EBITDA for several reasons. Management believes Adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash, including the payment of interest on our debt. In addition, we have presented Adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA (also referred to in our Indenture as Consolidated Cash Flow) is also a component of the restrictive covenants and financial ratios contained in the agreement(s) governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur additional debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA. As a result, management believes the presentation of Adjusted EBITDA provides important additional information to investors.

While we use Adjusted EBITDA in managing and analyzing our business and financial condition and believe it is useful to our management and investors for the reasons described above, it has certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Accordingly, it should not be construed as an alternative to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and is not, on its own, necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations of Adjusted EBITDA, and our calculation of Adjusted EBITDA may not be comparable to Adjusted EBITDA or other similarly titled measures of other companies.

A reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure presented in accordance with GAAP is included in the table that follows.

Reconciliation of non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
($ in 000’s)	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net loss	$(6,358)	$(21,253)	$(17,293)	$(49,844)

Adjustments:
Interest	900	779	3,375	3,162
Depreciation	946	1,167	4,250	3,517
Amortization of deferred financing fees	708	340	1,743	1,588
Stock-based compensation	683	63	2,115	155
Change in fair value of settlement liability	180	—	525	—
Asset impairments	74	41	74	41
Consolidation loss from non-controlling interest in a variable interest entity	1,139	—	1,139	—

Adjusted EBITDA	$(1,728)	$(18,863)	$(4,072)	$(41,380)